LOCORR INVESTMENT TRUST
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 11th day of April, 2013, to the Custody Agreement dated as of February 14, 2011, amended December 2, 2011 (the "Custody Agreement"), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jon C. Essen	By: /s/ Michael R. McVoy

Name: Jon C. Essen	Name: Michael R. McVoy

Title: COO / Trustee	Title: Senior Vice President

Amended Exhibit C

to the Custody Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund